AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

This AMENDMENT NO. 1 TO Shareholder SERVICES AGREEMENT ("Amendment") is made as of this 2nd day of 2003, by and between NATIONAL LIFE INSURANCE COMPANY ( e "Company")
and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM").

RECITALS

WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated
April 28, 1998 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

WHEREAS, the Company now desires to expand the number of American Century funds made available by the Company to its clients by adding Class II of the VP Inflation Protection Fund;

WHEREAS, in connection with the addition of Class II of the VP Inflation Protection Fund to the
Agreement, the parties agree to revise Sections 6(b) and 6( c), 13 and 18 of the Agreement to add
additional provisions with respect to Class II Funds available under the Agreement; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:
1. Addition of Funds. The second "WHEREAS" clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

"WHEREAS, the Company wishes to offer as investment options under the Contracts, Class I of the VP Value Fund and VP Income & Growth
Fund ("Class I Shares"), which are issued by American Century Variable
Portfolios, Inc. and Class II of the VP Inflation Protection Fund ("Class
II Shares"), which are issued by American Century Variable Portfolios
II, Inc. (collectively the "Funds") each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the issuers, and"

2. Compensation and Expenses: Sections 6(b) and 6( c) are hereby deleted in their entirety and the following sections are substituted in lieu thereof:

"(b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. fu consideration of the
Administrative Services and performance of all other obligations under this Agreement by the
Company, ACIM will pay the Company a fee (the "Administrative Services Fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds under this Agreement up to $50,000,000. Once the average aggregate amount invested in the Class I Funds is over $50,000,000, ACIM will pay the Company 25 basis points
(0.25%) per annum of the average aggregate amount over $50,000,000 invested by the Company in
Class I Shares of the Funds; and, 5 basis points (0.05%) per annum of the average aggregate amount invested in Class IT Shares of the Fund under this Agreement. The payments received by the Company under this Agreement do not constitute payment in any manner for investment advisory services.

"(b) In consideration of performance of the Distribution Services specified on EXHIBIT B attached hereto by the Company, ACIM will pay the Company a fee (the "Distribution Fee") of25 basis points (0.25%) of the average aggregate amount invested by the Company in Class IT Shares of the
Fund under this Agreement."

The remaining subsections shall be relettered accordingly.

Exhibit B attached hereto is hereby added to the Agreement.

3. Termination: Withdrawal of Offering. Section 13 is hereby deleted in its entirety and the following Section 13 is substituted in lieu thereof:

"13. Termination; Withdrawal o/Offering. This Agreement may be terminated by any party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, each Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, ACIM or any of the Issuers, which proceedings ACIM reasonably believes may have a material adverse impact on the ability of the Issuers or the Company to perform its obligations under this Agreement or (B) in the judgment of ACIM, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions.
Notwithstanding the foregoing, this Agreement may be terminated immediately
(i) by any party as a result of any other breach of this Agreement by another party, which

foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors, or (iv) upon assignment by either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the
Company prior to such termination and shall not affect the Issuers' obligation to maintain the Accounts as set forth by this Agreement. Following termination, ACIM shall not have any Administrative
Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date)."

4. Successors and Assigns. Section 18 is hereby deleted in its entirety and the following Section 18 is substituted in lieu thereof:

"18. Successors and Assigns. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto."

5. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the
Agreement shall remain unamended and shall continue to be in full force and effect.

EXHIBITB

DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Advisor Class shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting dividend and other account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No.1 as of the date first above written.:

NATIONAL LIFE INSURANCE
COMPANY

By: /s/ Elizabeth MacGowan
Name: Elizabeth H. MacGowan
Title: Vice President- Product Development

AMERICAN CENTURY
INVESTMENT MANAGEMENT, INC.

By: /s/ William M. Lyons
Name: William M. Lyons
Title: President